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Exhibit 23.2

The Board of Directors
KEMET Corporation:

        We consent to the incorporation by reference in the registration statements (No. 333-107411, 333-92963, 33-98912 and 333-140943) on Form S-3; and (333-123308, 33-96226 and 333-67849) on Form S-8, of KEMET Corporation of our report dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009, with respect to the consolidated balance sheet of KEMET Corporation and subsidiaries as of March 31, 2009 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2009, as included in the annual report on Form 10-K for the fiscal year ended March 31, 2010.

        Our report dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009, with respect to the consolidated balance sheet of KEMET Corporation and subsidiaries as of March 31, 2009 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2009 refers to other auditors. We did not audit the consolidated financial statements of Arcotronics Italia S.p.A and subsidiaries (Arcotronics Group), a wholly-owned subsidiary, which financial statements reflect total assets constituting approximately 20 percent in 2009 and total net sales constituting approximately 19 percent and 10 percent in 2009 and 2008 respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Arcotronics Group, is based solely on the report of the other auditors.

        Our report, dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009, with respect to the consolidated balance sheet of KEMET Corporation and subsidiaries as of March 31, 2009 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2009 includes: (a) an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern; and (b) an explanatory paragraph relating to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109).

/s/ KPMG LLP KPMG LLP

Greenville, South Carolina
May 25, 2010

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  Exhibit 23.2